Exhibit 10.4

ANADARKO PETROLEUM CORPORATION 1201 LAKE ROBBINS DRIVE, THE WOODLANDS, TEXAS 77380

P.O. BOX 1330 HOUSTON, TEXAS 77251-1330 U.S.A. PH. (832)636-1000

PERSONAL AND CONFIDENTIAL

[Date]

Dear                     :

Anadarko Petroleum Corporation’s (the “Company”, including affiliates where applicable) Compensation and Benefits Committee of the Board of Directors (the “Committee”) has made an award of Performance Units (“PUs”) to you under the Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan, as may be amended from time to time (the “Plan”). This PU Award is subject to all terms and conditions of the Plan, the summary of the Plan (the “Prospectus”) and the provisions of this Award Agreement. Unless defined herein, capitalized terms shall have the meaning assigned to them under the Plan. The Plan is available on the Anadarko intranet website at the following address: [internal website address].

You have been awarded                      PUs as your target (“Target”). The value of these PUs, if any, will be dependent upon the Company’s relative Total Stockholder Return (“TSR”) over the specified Performance Periods. Fifty percent (50%) of your Target is subject to a two-year Performance Period that begins [date] and ends [date] (the “[year] Performance Period”) and fifty percent (50%) of your Target is subject to a three-year Performance Period that begins [date] and ends [date] (the “[year] Performance Period”). The [year] and [year] Performance Periods may each be individually referred to herein as a “Performance Period.” At the end of each Performance Period, fifty percent (50%) of your Target will vest. The maximum number of PUs that you can earn during each Performance Period will be calculated as follows {             x 50% x 200%}, with actual payout based on the Company’s relative TSR ranking as described below.

Each PU represents the value of one share of the Company’s Common Stock. The payout of PUs is contingent upon the Company’s TSR ranking relative to a predetermined peer group during a Performance Period. The TSR measure provides an external comparison of the Company’s performance against a peer group of companies and will be calculated as follows:

Average Closing Stock Price for the last 30 trading days of the Performance Period

Minus

Average Closing Stock Price for the 30 trading days preceding the beginning of the

Performance Period

Plus

Dividends paid per share over the Performance Period

Total Above Divided By

Average Closing Stock Price for the 30 trading days preceding the beginning of the

Performance Period

The actual number of PUs you will earn for each Performance Period is based upon the Company’s relative TSR ranking as follows:

Anadarko Relative Ranking	Percentile Rank	Payout as % of Target
1st	100%	200%
2nd	91%	182%
3rd	82%	164%
4th	73%	146%
5th	64%	128%
6th	55%	110%
7th	46%	92%
8th	36%	72%
9th	27%	54%
10th	18%	0%
11th	9%	0%
12th	0%	0%

For example, if you were awarded 1,000 target PUs and the Company’s relative ranking for the [year] Performance Period is 3rd, you will receive 820 PUs (1,000 x 50% x 164%) at the end of the [year] Performance Period (subject to the other terms and conditions of this Award Agreement). If the Company’s relative ranking for the [year] Performance Period is 1st, you will receive 1,000 PUs (1,000 x 50% x 200%) at the end of the [year] Performance Period (subject to the other terms and conditions of this Award Agreement).

The peer group for the [year] Performance Period and the [year] Performance Period include Apache Corporation, Chevron Corporation, ConocoPhillips, Devon Energy Corporation, EOG Resources Inc., Hess Corporation, Marathon Oil Corporation, Noble Energy Inc., Occidental Petroleum Corporation, Pioneer Natural Resources Company and Plains Exploration & Production Company. If, during either of the Performance Periods, any peer company undergoes a change in corporate capitalization or a corporate transaction (including, but not limited to, a going private transaction, bankruptcy, liquidation, merger, consolidation, etc.), then the Committee shall undertake an evaluation to determine whether such peer company will be replaced with a different peer company (any such replacement company shall be identified pursuant to the rules established by the Committee within the first 90 days of a Performance Period). The Committee has designated Murphy Oil Corporation, Nexen, Inc., and Chesapeake Energy Corporation as replacement companies, in the order just specified.

After the end of each Performance Period, the value attributed to the PUs that vest on such date shall be calculated by multiplying the number of PUs earned by the Fair Market Value1 of the Company’s Common Stock on the day the Committee certifies the performance results and approves the payouts. This value shall be reduced by the applicable payroll taxes as a result of such vesting, and the resulting amount shall then be paid to you in cash unless you had made a deferral election.

Dividend Equivalents shall not be paid with respect to the PUs. The PUs do not have voting rights and the PUs do not count toward any applicable stock ownership guidelines.

You will be allowed to make an election to defer your entire PU award on a separate form provided by Human Resources. All deferral elections and distributions must be made in compliance with Code Section 409A.

If you voluntarily terminate your employment other than for Good Reason during the Applicable Period following a Change of Control, or in the event you are terminated for Cause, all unvested PUs will be immediately forfeited. Except in the event of a Change of Control, if your employment is involuntarily terminated without Cause prior to the end of a Performance Period, you will receive a payout, paid after the end of the Performance Period, based on actual performance and in accordance with your deferral election, if applicable. Upon your (i) death, (ii) disability (as defined in the Company’s disability plan), or (iii) termination of employment without Cause or for Good Reason during the Applicable Period following a Change of Control all your unvested PUs will become immediately vested and paid to you as soon as administratively practicable in an amount equal to your Target multiplied by the Fair Market Value of the Company’s Common Stock for the date of such determining event (with respect to the termination of your employment following a Change of Control as discussed in (iii) above, the date of such determining event shall be the first trading day immediately preceding the date of the Change of Control). Upon your retirement (as defined by the Anadarko Petroleum Corporation Retiree Health Benefits Plan) prior to the end of a Performance Period, you will receive a prorated payout, paid after the end of the Performance Period, based on actual performance and the number of months you worked during the Performance Period. Your PUs are subject to several restrictions, including that such PUs may not be transferred, sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, or disposed of to the extent then subject to restrictions.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if you knowingly engaged in the misconduct, were grossly negligent with respect to such misconduct, or knowingly or grossly negligently failed to prevent the misconduct (whether or not you are one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002), the Plan Administrator may determine that you shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

1 As of any given date, the closing sales price at which Common Stock is sold on such date as reported in the NYSE-Composite Transactions by The Wall Street Journal or any other comparable service the Plan Administrator may determine is reliable for such date, or if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded. If the Fair Market Value of the Common Stock cannot be determined pursuant to the preceding provisions, the “Fair Market Value” of the Common Stock shall be determined by the Plan Administrator in such a manner as it deems appropriate, consistent with the requirements of Section 409A.

Notwithstanding anything in this Award Agreement or any other agreement between you and the Company to the contrary, including, without limitation, any provisions that prevent the Company from unilaterally amending this Award Agreement, you agree by accepting this Award that the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) has the effect of requiring certain officers of the Company to repay the Company, and for the Company to recoup from such officers, erroneously awarded amounts of incentive-based compensation. If the Act, any rules or regulations promulgated thereunder by the Securities and Exchange Commission or any similar federal or state law requires the Company to recoup any erroneously awarded incentive-based compensation (including stock options and any other equity-based awards) that the Company has paid or granted to you, you hereby agree, even if you have terminated your employment with the Company, to promptly repay such erroneously awarded incentive compensation to the Company upon its written request. This obligation shall survive the termination of this Award Agreement.

Please establish a Beneficiary Designation for your Long-Term Incentive Equity Awards online at [internal website address] or by contacting the Anadarko Benefits Center at 1-866-472-xxxx, option 1 and then option 1 again. You may update your designation anytime.

If you have any questions about this Award Agreement, please call me at 832-636-xxxx.

Sincerely,

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